EXHIBIT 1

Underwriting Agreement

Not applicable. The registrant does not presently intend to engage an underwriter in connection with this offering and, accordingly, no underwriting agreement has been entered into. If the registrant subsequently determines to use underwriter services, the related agreement will be filed by amendment pursuant to Item 601 of Regulation S-K.